Exhibit 99.1
Colonial Properties Trust Announces “At-the-Market” Equity Offering
BIRMINGHAM, Ala.—(BUSINESS WIRE)— Colonial Properties Trust (NYSE: CLP), a real estate investment trust (REIT), announced today that it has filed a prospectus supplement under which it may from time to time sell up to $100 million aggregate offering price of its common shares through an “at-the-market” equity offering program.
The shares would be offered through BofA Merrill Lynch and Wells Fargo Securities as sales agents. Sales, if any, would be made in negotiated transactions or transactions that are deemed to be “at-the-market” offerings, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange. The company intends to use the net proceeds from any sales toward the potential repurchase of $50.0 million outstanding Series B cumulative redeemable preferred units of the company’s operating partnership, Colonial Realty Limited Partnership, as previously announced, for potential future asset developments, including the new Colonial Grand at Hampton Preserve multifamily development, and for potential future asset acquisitions and other general corporate purposes. Pending such use, the company intends to use the net proceeds to temporarily pay down a portion of the outstanding balance under its unsecured revolving credit facility. Sales in the offering, if any, would be made pursuant to a prospectus supplement, dated December 10, 2010, to the company’s prospectus, dated April 10, 2009, filed as part of its effective shelf registration statement.
You may obtain the prospectus supplement and the related prospectus by visiting EDGAR on the SEC website at www.sec.gov or the sales agents will arrange to send you the prospectus supplement and the related prospectus if you request it by contacting BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080, Attention: Prospectus Department or email dg.prospectus_requests@baml.com; or Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, telephone: 1.800.326.5897 or email: cmclientsupport@wellsfargo.com.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the company’s common shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualifications under the securities law of any such state or jurisdiction.

About Colonial Properties Trust
Colonial Properties Trust is a real estate investment trust (REIT) that creates value for its shareholders through a multifamily focused portfolio and the management and development of select commercial assets in the Sunbelt region of the United States. As of September 30, 2010, the company owned or managed 33,911 apartment units and 17.8 million square feet of commercial space. Headquartered in Birmingham, Alabama, Colonial Properties Trust is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index.
Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance, achievements or transactions to be materially different from the results, performance, achievements or transactions expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, economic, business and real estate conditions and markets, including recent deterioration in the economy and high unemployment in the U.S., together with the downturn in the overall U.S. housing market resulting in weakness in the multifamily market and the extent, strength and duration of the current recession or recovery; exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry; ability to obtain financing on reasonable rates, if at all; performance of affiliates or companies in which we have made investments; changes in operating costs; higher than expected construction costs; uncertainties associated with the timing and amount of real estate disposition and the resulting gains/losses associated with such dispositions; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on availability of financing; the effect of any rating agency actions on the cost and availability of new debt financings; level and volatility of interest or capitalization rates or capital market conditions; effect of any terrorist activity or other heightened geopolitical crisis; or other factors affecting the real estate industry generally.
Except as otherwise required by the federal securities laws, the company assumes no responsibility to update the information in this press release.

CONTACT:	Colonial Properties Trust Jerry A. Brewer, Executive Vice President, Finance, 1-800-645-3917